Exhibit 10.23

BUSINESS COOPERATION AGREEMENT
BETWEEN
ARISTA POWER, INC. AND GEMX TECHNOLOGIES, LLC

This Business Cooperation Agreement (the “Agreement”), effective April 20, 2012, is entered into by and between Arista Power, Inc. (“Arista Power”) and GEMx Technologies, LLC (“GE Energy Storage”).  Arista Power and GE Energy Storage are hereinafter individually or collectively referred to as the “Party” or the “Parties.”

INTRODUCTION:

A.	GE Energy Storage has experience in, among other things, power management and the development, manufacture, management and deployment of sodium-metal halide batteries;

B.	Arista Power has experience in the power management, energy storage, wind turbine and solar PV industries; and

C.	The Parties have specific areas that they would like to agree to take certain actions with respect to certain areas of cooperation (“Areas of Cooperation”).

NOW, THEREFORE, in consideration of the covenants herein the Parties hereby agree as follows:

1.
The Parties have identified the Areas of Cooperation as listed and described in Annex 1 attached hereto.  This Agreement reflects the Parties’ intent to create a legal binding agreement between the Parties regarding the identified Areas of Cooperation as specified in Annex 1.

2.
This Agreement is not intended nor shall be construed as an agreement to form a joint venture, partnership, agency or any other similar business relationship.  Any such agreement will require a formal written agreement setting forth all relevant terms.  Neither Party shall have authority to bind the other Party without prior written agreement of such other Party.

3.
It is understood and agreed that this Agreement will in no way interfere with or prohibit the Parties from engaging in their normal business activities.  Except as specified in Annex 1, each Party shall be entitled to act independently or jointly with third parties regarding the Areas of Cooperation.

Each Party is aware that the other Party may already have, or in the future will have, business agreements with other companies that might concern the Areas of Cooperation.

4.
The obligations of the Parties in respect of confidential and/or proprietary information, including the terms of this Agreement, shall be according to the terms and conditions of the Mutual Non-disclosure Agreement attached hereto as Annex 2.

5.
The term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years.  Either Party may terminate this Agreement during the term by providing thirty days prior written notice to the other Party.  Either Party may immediately terminate this Agreement during the term if the other Party is in material breach of the terms of this Agreement or if such Party deems such termination to be in the best interests of such Party’s business.

6.	The confidentiality provision as described in Article 4 hereof shall survive the termination or expiration of this Agreement.

7.	No changes, modifications, or amendments to this Agreement shall be binding unless in writing and signed by authorized representatives of the Parties.

8.
All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile transmission, by overnight delivery or mailed (certified or registered mail):

If to Arista Power, to: Arista Power, Inc. 1999 Mt. Read Boulevard	If to GE Energy Storage, to: GE Energy Storage 1 River Road, B2

Rochester, NY 14615 Attention: Chief Executive Officer Fax No.: (585) 243-4142	Schenectady, NY 12822 Attention: Sander Jacobs

or to such other person or address as any Party shall specify by notice in writing to the other Party.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon confirmation of the facsimile transmission by the sender, upon confirmation of delivery by the overnight carrier, or on the third business day following the date on which so mailed.

9.
This Agreement and the documents referred to in this Agreement constitute the entire agreement and supersede any agreements between the Parties relating to the subject matter of this Agreement.  All Annexes referred to in the Agreement shall be attached hereto and made a part hereof for all purposes.  In the event of any conflict between this Agreement and the Annexes hereto, the terms of this Agreement shall prevail.

10.
If, for any reason whatsoever, any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction, the legality, validity and enforceability of the other provisions shall not be affected in any way or impaired thereby.  In such case the Parties shall endeavor to agree on provisions which come as close as possible to the intent of the invalid provision.

11.
Subject to the Mutual Non-disclosure Agreement attached hereto as Annex 2, neither party shall have any liability to the other party for any error, act or omission in connection with the marketing activities to be undertaken pursuant to this Agreement unless any such error, act or omission derives from willful misconduct or gross negligence.

12.
A party may not assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, a right or obligation under this Agreement without having first obtained the other Party’s written consent, which may not be unreasonably withheld or delayed.

13.	This Agreement shall be interpreted, construed and governed by the substantive law of State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ARISTA POWER, INC.

By:     _____________________________________
Name:  William A. Schmitz
Title:    Chief Executive Officer

GEMX TECHNOLOGIES, LLC

By:     _____________________________________
Name:
Title: